Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
April 17, 2012

Tellabs Names Andrew B. Szafran Chief Financial Officer

NAPERVILLE, Ill., — Tellabs today named Andrew Szafran chief financial officer (CFO) and executive vice president, effective April 16, 2012.

Szafran, 45, will be responsible for all of Tellabs’ global finance operations, including finance, accounting, treasury, audit, financial planning, risk management, tax and investor relations. He will report to Robert W. Pullen, Tellabs chief executive officer (CEO).

“Andrew brings strong analytics, financial management and turnaround skills to Tellabs,” Pullen said. “He has successfully led companies through challenging times and will help guide Tellabs on our path to sustained growth and profitability.”

Prior to joining Tellabs, Szafran served as senior vice president and CFO at APAC Customer Services, a leading BPO (business process outsourcing) firm, since 2008. Szafran previously served as vice president and CFO for Communications Supply Corp., a distributor of IP infrastructure products and solutions. He was senior vice president — finance for Alliant Foodservice (now U.S. Foodservice), and started his career at Chemical Banking Corporation (now JP Morgan Chase & Co.).

Szafran holds an MBA in finance and accounting from the University of Chicago, Booth School of Business, and a Bachelor’s degree in government and international relations from Cornell University. Szafran, his wife Maureen, and their family reside in Wilmette, Illinois.

Szafran succeeds Timothy J. Wiggins, who resigned in December to accept the CFO position at DeVry.

About Tellabs

Tellabs innovations advance the smart mobile Internet and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical, business and services solutions and applications. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300® Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

MEDIA CONTACT: George Stenitzer +1.630.798.3800 george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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